Exhibit 3.1

AMENDED AND RESTATED

DECLARATION OF TRUST OF

PEAKSTONE REALTY TRUST

ARTICLE I

NAME

The name of the trust (the “Trust”) is Peakstone Realty Trust. The Board of Trustees of the Trust (the “Board of Trustees”) may cause the Trust to use any other designation or name for the Trust.

ARTICLE II

FORMATION

The Trust is a real estate investment trust within the meaning of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time, and any successor statute hereinafter enacted (“Title 8”). The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation, but nothing herein shall preclude the Trust from being treated for tax purposes as partnership, association or corporation under the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE III

PURPOSES AND POWERS

The purposes for which the Trust is formed are to carry on any lawful act or activity, including, without limitation or obligation, engaging in business as a real estate investment trust within the meaning of Sections 856 through 860, or any successor sections, of the Code. The Trust shall have all of the powers granted to real estate investment trusts by Title 8 and all other powers that are not inconsistent with applicable law and are appropriate to promote and attain the purposes set forth in this Amended and Restated Declaration of Trust (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Declaration of Trust”).

ARTICLE IV

RESIDENT AGENT

The name of the resident agent of the Trust in the State of Maryland is CSC-Lawyers Incorporating Service Company, whose post office address is 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.

ARTICLE V

DEFINITIONS

For purposes of the Declaration of Trust, the following terms shall have the following meanings:

“Board of Trustees” has the meaning set forth in Article I.

“Bylaws” means those certain bylaws of the Trust, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Code” has the meaning set forth in Article II.

“Common Shares” has the meaning set forth in Section 6.1.

“Declaration of Trust” has the meaning set forth in Article III.

“Entity” means any general partnership, limited liability company, proprietorship, corporation, joint venture, joint-stock company, limited partnership, limited liability partnership, business trust, firm, trust, estate, governmental entity, cooperative, association or other foreign or domestic enterprise.

“MGCL” means the Maryland General Corporation Law, as amended from time to time.

“Person” means any individual or Entity.

“Preferred Shares” has the meaning set forth in Section 6.1.

“REIT” means a “real estate investment trust” as defined under Section 856 of the Code.

“Restriction Termination Date” has the meaning set forth in Section 9.1.

“Shareholder” means a Person who is a record holder of any Shares.

“Shares” has the meaning set forth in Section 6.1.

“Title 8” has the meaning set forth in Article II.

“Trust” has the meaning set forth in Article I.

“Trustee” means a member of the Board of Trustees.

ARTICLE VI

CAPITALIZATION

Section 6.1          Authorized Shares. The beneficial interest of the Trust shall be divided into shares of beneficial interest (“Shares”). The Trust has authority to issue 1,000,000,000 Shares, all of which are designated as common shares of beneficial interest, par value $0.001 per Share (“Common Shares”). The Board of Trustees, without any action by the Shareholders, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has authority to issue. The Board of Trustees may classify or reclassify any unissued Shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Shares, including, but not limited to, that the Board of Trustees may classify any unissued Shares as preferred shares of beneficial interest (“Preferred Shares”) and reclassify any previously classified but unissued shares of Preferred Shares of any classes or series from time to time into one or more classes or series of Shares.

Section 6.2          Authorization of Share Issuance. The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations, if any, as may be set forth in the Declaration of Trust or the Bylaws.

Section 6.3          Common Shares.

Section 6.3.1         Common Shares Subject to Terms of Preferred Shares. The Common Shares shall be subject to the express terms of any series of Preferred Shares.

Section 6.3.2         Voting Rights. Each Shareholder shall be entitled to one vote for each Common Share held by such Shareholder on all matters on which holders of Common Shares are entitled to vote. Except as may be provided otherwise herein, and subject to the express terms of any series of Preferred Shares, the holders of Common Shares shall have the exclusive right to vote on all matters (as to which a holder of Common Shares shall be entitled to vote pursuant to applicable law) at all meetings of the Shareholders.

Section 6.3.3         Distribution Upon Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, subject to the preferential rights of any series of Preferred Shares having a preference over the Common Shares upon liquidation, dissolution or winding up, the net assets of the Trust available for distribution to the holders of Common Shares shall be distributed pro rata to such Shareholders in proportion to the number of Common Shares held by each of them.

Section 6.4          Preemptive Rights. No holder of Shares shall, as such holder, have any preemptive or other right to purchase or subscribe for any Shares that the Trust may issue or sell.

Section 6.5          Registered Owner. The Trust shall be entitled to treat the person in whose name any of its Shares are registered in the Trust’s share records as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such Share on the part of any other person, whether or not the Trust shall have notice thereof, except as provided by applicable law.

Section 6.6          Declaration of Trust and Bylaws. All Persons who shall acquire Shares in the Trust shall acquire the same subject to the provisions of the Declaration of Trust and the Bylaws, as each is in effect from time to time.

Section 6.7          Distributions. The Board of Trustees may from time to time authorize the Trust to declare and pay to Shareholders such dividends or other distributions, in cash or other assets of the Trust or in Shares, including in Shares of one class payable to holders of Shares of another class. Until the Board of Trustees determines that it is no longer in the best interest of the Trust to qualify as a REIT under the Code, the Board of Trustees shall authorize dividends to the extent necessary to preserve the status of the Trust as a REIT under the Code. The exercise of the powers and rights of the Board of Trustees pursuant to this Section shall be subject to the provisions of any class or series of Shares at the time outstanding.

Section 6.8          Voting Rights of Shareholders Generally. Subject to the provisions of any class or series of Shares then outstanding and the mandatory provisions of any applicable laws or regulations, the Shareholders shall be entitled to vote only on the following matters: (a) election or removal of Trustees, as provided in Sections 7.1 and 7.5 hereof, (b) merger, conversion or consolidation of the Trust into another entity, and (c) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Shareholders for approval or ratification. Except with respect to the foregoing matters, no action taken by the Shareholders at any meeting shall in any way bind the Board of Trustees.

Section 6.9          Extraordinary Actions. Subject to the terms of the Declaration of Trust, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of Shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Trustees and taken or approved by the affirmative vote of Shareholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 6.10          Issuance of Shares Without Certificates. The Shares shall be uncertificated unless the Board of Trustees authorizes the issuance of Shares with certificates. The Trust shall continue to treat the holder of uncertificated Shares registered on its share ledger as the owner of the Shares noted therein until the new owner delivers a properly executed form provided by the Trust for that purpose.

Section 6.11          Action By Shareholders without a Meeting. The Bylaws may provide that any action required or permitted to be taken by the Shareholders may be taken without a meeting by the consent, in writing or by electronic transmission, as provided by the Bylaws, of the Shareholders entitled to cast a sufficient number of votes to approve the matter as required by statute, the Declaration of Trust or the Bylaws, as the case may be.

ARTICLE VII

BOARD OF TRUSTEES

Section 7.1          Number of Trustees. The number of Trustees shall be three (3), which number may be increased or decreased pursuant to the Bylaws but shall never be less than the minimum number required by applicable law. No reduction in the number of Trustees shall cause the removal of any Trustee from office prior to the expiration of his or her term, except as may otherwise be provided in the terms of any Preferred Shares. The names of each of the Trustees who shall serve on the Board of Trustees until the next annual meeting of the Shareholders and until his or her successor is duly elected and qualifies, subject to the filling of vacancies or an increase in the number of Trustees prior to the next annual meeting of the Shareholders, are:

Ethan Han

Gautam Huded

Priyank Taneja

Section 7.2          Qualification as a REIT under the Code. The Board of Trustees shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Trust as a REIT under the Code; however, if the Board of Trustees determines that it is no longer in the best interests of the Trust to continue to be qualified as a REIT under the Code, the Board of Trustees may revoke or otherwise terminate the Trust’s REIT election pursuant to Section 856(g) of the Code. The Board of Trustees also may determine that compliance with any restriction or limitation on ownership and transfers of Shares is no longer required for qualification as a REIT under the Code. The determination by the Board of Trustees that it is no longer in the best interests of the Trust to continue to be qualified as a REIT under the Code shall require the concurrence of two-thirds of the Board of Trustees.

Section 7.3          Determinations by the Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Trustees, shall be final and conclusive and shall be binding upon the Trust and every holder of Shares: (a) the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other distributions on Shares, (b) the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (c) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (d) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any Shares; (e) any interpretation or resolutions of any ambiguity with respect to any provision of the Declaration of Trust (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any Shares of any class or series) or of the Bylaws; (f) the number of Shares of any class or series; (g) any matter relating to the acquisition, holding and disposition of any assets by the Trust; (h) any interpretation of the terms and conditions of one or more agreements with any Person; or (i) any other matter relating to the business and affairs of the Trust or required or permitted by applicable law, the Declaration of Trust or Bylaws or otherwise to be determined by the Board of Trustees.

Section 7.4          Voting. The action of a majority of all of the Trustees present at a meeting of the Board of Trustees at which a quorum is present shall be the action of the Board of Trustees, subject to any greater voting requirements set forth in the Declaration of Trust or in the Bylaws.

Section 7.5          Removal of Trustees. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Trustees, any Trustee, or the entire Board of Trustees, may be removed from office at any time, with or without cause, only by the affirmative vote of Shareholders entitled to cast at least a majority of the votes entitled to be cast generally in the election of Trustees.

Section 7.6          Rights of Objecting Shareholders. Holders of Shares shall not be entitled to exercise any rights of an objecting Shareholder provided for under Title 3, Subtitle 2 of the MGCL unless the Board of Trustees shall determine that such rights shall apply, with respect to all or any classes or series of Shares, to a particular transaction or all transactions occurring after the date of such approval in connection with which holders of such Shares would otherwise be entitled to exercise such rights.

ARTICLE VIII

LIABILITY AND INDEMNIFICATION

Section 8.1          Limitation on Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of Trustees and officers of a real estate investment trust, no Trustee or officer of the Trust shall be liable to the Trust or the Shareholders for money damages. No amendment or repeal of this Section 8.1, nor the adoption or amendment of any other provision of the Declaration of Trust or Bylaws inconsistent with this Section 8.1, shall apply to or affect in any respect the applicability of this Section 8.1 with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

Section 8.2          Limitation on Shareholder Liability. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Trust’s assets or the affairs of the Trust by reason of being a Shareholder.

Section 8.3          Indemnification. To the maximum extent permitted by Maryland law in effect from time to time, the Trust shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former Trustee or officer of the Trust and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a Trustee or officer of the Trust and, at the request of the Trust, serves or has served as a director, officer, manager, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The Trust may, with the approval of its Board of Trustees or any duly authorized committee thereof, provide such indemnification and advance for expenses to a person who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust. Any person seeking indemnification under this Section 8.3 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. The indemnification and payment or reimbursement of expenses provided herein shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise. No amendment or repeal of this Section 8.3, nor the adoption or amendment of any other provision of the Declaration of Trust or Bylaws inconsistent with this Section 8.3, shall apply to or affect in any respect the applicability of this Section 8.3 with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 8.4          Transactions Between the Trust and its Trustees, Officers, Employees, and Agents. Subject to any express restrictions in the Declaration of Trust or adopted by the Board of Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any Person, including any Trustee, officer, employee or agent of the Trust or any Person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

ARTICLE IX

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 9.1          Transfer Restriction. Until such time as the Board of Trustees has determined that it is no longer in the best interests of the Trust to qualify as a REIT and the Trust has terminated its status as a REIT (the “Restriction Termination Date”), any purported transfer of Shares that, if effective, would result in Shares being beneficially owned by fewer than 100 persons (as determined by the Board of Trustees under the principles of Section 856(a)(5) of the Code) or that would otherwise result in the Trust failing to qualify as a REIT for federal tax purposes shall be void ab initio, and the intended transferee shall acquire no rights in such Shares. Prior to the Restriction Termination Date, any purported transfer of Shares to an existing owner of Shares shall be void ab initio, and the intended transferee shall acquire no rights in such Shares, unless the transferor provides the notice required by Section 9.2 and the Board of Trustees consents to such transfer.

Section 9.2          Notice of Restricted Transfer. Any person who transfers or attempts or intends to transfer beneficial ownership of Shares that will or may violate Section 9.1 shall immediately give written or electronic notice to the Trust of such event, or in the case of such a proposed or attempted transfer, give at least 15 days prior written or electronic notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such transfer on the Trust’s status as a REIT.

Section 9.3          Owners Required To Provide Information. Each person who is a beneficial owner of Shares and each person (including the Shareholder of record) who is holding Shares for a beneficial owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 9.4          Remedies Not Limited. Subject to Section 7.2, nothing contained in this Article IX shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its Shareholders in preserving the Trust’s status as a REIT.

Section 9.5          Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article IX, the Board of Trustees shall have the power to determine the application of the provisions of this Article IX with respect to any situation based on the facts known to it. In the event this Article IX requires an action by the Board of Trustees and the Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article IX.

Section 9.6          Legend. Prior to the Restriction Termination Date, each certificate for Shares, if any, shall bear substantially the following legend:

The Shares evidenced by this certificate are subject to restrictions on beneficial ownership and transfer for the purpose of the Trust’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. Subject to certain further restrictions and except as expressly provided in the Trust’s Declaration of Trust, no person may transfer Shares if such transfer would result in Shares of the Trust being owned by fewer than 100 persons or would otherwise result in the Trust failing to qualify as a REIT. Any person who beneficially owns or attempts to beneficially own Shares that cause or will cause a person to beneficially own Shares in violation of the above limitations must immediately notify the Trust. Attempted transfers in violation of the restrictions described above shall be void ab initio. All capitalized terms in this legend have the meanings defined in the Trust’s Declaration of Trust, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Shares of the Trust on request and without charge.

Instead of the foregoing legend, the certificate, if any, may state that the Trust will furnish a full statement about certain restrictions on transferability to a Shareholder on request and without charge.

Section 9.7          Enforcement. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article IX.

Section 9.8          Non-Waiver. No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

ARTICLE X

AMENDMENT

The Trust reserves the right from time to time to make any amendment to the Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust, of any outstanding Shares. All rights and powers conferred by the Declaration of Trust on Shareholders, Trustees and officers are granted subject to this reservation.

ARTICLE XI

MISCELLANEOUS

Section 11.1          Governing Law. The Declaration of Trust and all rights of all parties and the validity, construction, and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

Section 11.2          Duration. The Trust is to have a perpetual existence unless terminated pursuant to any applicable provision of Title 8.

Section 11.3          Annual Meeting. An annual meeting of the shareholders for the election of trustees and the transaction of any business within the powers of the Trust shall be held each year at a convenient location and on proper notice, on a date and at the time set by the Board of Trustees. Failure to hold an annual meeting does not invalidate the Trust's existence or affect any otherwise valid acts of the Trust.